Exhibit 26(k)

Opinion and Consent of Arthur D. Woods, Esq. as to the

Legality of the Securities being Registered

WRL LETTERHEAD

April 18, 2008

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account

570 Carillon Parkway

St. Petersburg Florida 33716

To the Board of Directors:

In my capacity as Vice President and Senior Counsel of Western Reserve Life Assurance Co. of Ohio ("Western Reserve"), I have participated in the preparation and review of Post-Effective Amendment No. 15to the Registration Statement (the Amendment”) on Form N-6 filed with the Securities and Exchange Commission (Reg. No. 333-23359) under the Securities Act of 1933 for the registration of flexible premium variable life insurance policies (the "Policies") to be issued with respect to the WRL Series Life Account (the "Account"). The Account was established on July 16, 1985, by the Board of Directors of Western Reserve as a separate account for assets applicable to the Policies, pursuant to the provisions of the Ohio Insurance Law.

I am of the following opinion:

1.	Western Reserve has been duly organized under the laws of Ohio and is a validly existing corporation.

2.	The Account has been duly created and is validly existing as a separate account pursuant to Ohio Insurance Law.

3.

Section 3907.15 of the Ohio Revised Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Policies is not chargeable with liabilities arising out of any other business Western Reserve may conduct. Assets allocated to the Fixed Account under the Policies, however, are part of Western Reserve's general account and are subject to Western Reserve's general liabilities from business operations.

4.	The Policies, when issued as contemplated by the Registration Statement, will be legal and binding obligations of Western Reserve in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Amendment, and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information for WRL Financial Freedom Builder contained in the Amendment.

Very truly yours,

/s/ Arthur D. Woods

Arthur D. Woods

Vice President and Senior Counsel